808 Travis, Suite 1320
Houston, Texas 77002
(713) 780-9494
Fax (713) 780-9254

Contact:
Robert C. Turnham, Jr., President	Traded: NYSE (GDP)
David R. Looney, Chief Financial Officer
FOR IMMEDIATE RELEASE
GOODRICH PETROLEUM ANNOUNCES FIRST QUARTER
FINANCIAL AND OPERATIONAL RESULTS
•	Cotton Valley Trend Net Production Volumes Grow By Over 59% Compared To First Quarter Of 2006 And 12% Sequentially Over Fourth Quarter Of 2006

•	Record Cash Flow For The Quarter of $19.8 Million, A 48% Increase Over The Prior Year Period

•	Conducted Drilling Operations On 23 Cotton Valley Trend Wells During The Quarter, Increasing The Number Of Total Wells Drilled Through The Quarter To 173, With In Excess Of A 99% Success Rate

•	Closed South Louisiana Asset Sale For an Adjusted Purchase Price Of $77 Million, Completing Transformation To A Pure Cotton Valley Trend Resource Play
Houston, Texas — May 10, 2007. Goodrich Petroleum Corporation today announced its financial and operating results for the first quarter ended March 31, 2007.
Given the sale of most of the Company’s south Louisiana assets in the quarter, the Company is required to use discontinued operations treatment for these assets. As such, all of the revenue and expense items specifically attributable to those assets have been captured in a separate line item on the attached Income Statement entitled “Discontinued operations” for both the current quarter and the quarter ended March 31, 2006. Additionally, the remaining minor properties owned by the Company in south Louisiana are currently being marketed for sale, and are included under the asset caption “Assets held for sale.” All remaining Income Statement items relate only to those assets retained by the Company, virtually all of which are a part of the Company’s Cotton Valley Trend operations. Consistent with utilizing the discontinued operations methodology, the Company recorded a $10.9 million gain after tax on the sale of the assets, and another $2.8 million after tax in income from the discontinued operations.
Net income for the first quarter of 2007 was $1.0 million versus $11.6 million for the first quarter of 2006. Net income applicable to common stock for the first quarter of 2007 was a loss of $0.5 million, or ($0.02) per basic share, compared to net income applicable to common stock for the first quarter of 2006 of $8.6 million, or $0.34 per basic share.

Discretionary cash flow, defined as net cash provided by operating activities before changes in working capital, increased by 48% to a record $19.8 million for the first quarter of 2007, compared to $13.4 million in the first quarter of 2006 (see accompanying table for a reconciliation of discretionary cash flow, a non-GAAP measure, to net cash provided by operating activities).
Earnings before interest, taxes, DD&A and exploration (“EBITDAX”) for the first quarter of 2007 increased by 60% to $14.1 million, compared to $8.8 million in the first quarter of 2006. EBITDAX does not include either the $3.7 million realized gain on derivatives not qualifying for hedge accounting or the $13.1 million unrealized loss on those same derivatives (see accompanying table for a reconciliation of EBITDAX, a non-GAAP measure, to net cash provided by operating activities).
The Company had a loss on derivatives not qualifying for hedge accounting for the first quarter of 2007 of $9.5 million before taxes ($6.2 million tax effected), due largely to an unrealized loss of $13.1 million before tax on the change in the mark to market value of the Company’s portfolio of ineffective gas and oil hedges, partially offset by a realized gain on the Company’s cash settlements on hedging contracts of $3.7 million for the quarter. During the first quarter of 2006 the Company recorded a gain on derivatives not qualifying for hedge accounting of $13.5 million before taxes.
Operating income (defined as revenues less lease operating expenses, production taxes, transportation, DD&A, exploration and general and administrative expenses), without including realized gain on derivatives and Income from discontinued operations, was a loss of $7.3 million for the first quarter of 2007, versus operating income of $0.6 million in the first quarter of 2006.
OPERATING EXPENSES
Lease operating expense (“LOE”) for the quarter was $4.1 million, or $1.23 per Mcfe of production, versus $2.2 million, or $1.06 per Mcfe for the first quarter of 2006. The primary reason for the increase in LOE for the first quarter of 2007 was increased salt water disposal expenses booked in our Cotton Valley Trend area. Given the rapid growth and expansion of our Cotton Valley Trend operations, and the fact that many operating efficiencies have yet to be realized, we expect our expenses in that region to decline over time on a per Mcfe basis. As the Company is able to begin utilizing the previously disclosed low pressure gathering system late in the second quarter of 2007, it expects a meaningful decrease in operating expenses later this year, particularly as it relates to salt water disposal costs.
Depreciation, depletion and amortization (“DD&A”) expense for the first quarter of 2007 was $17.7 million, or $5.28 per Mcfe, versus $5.9 million, or $2.79 per Mcfe in the first quarter of 2006. The Company utilizes successful efforts accounting, with the increase in DD&A per Mcfe due primarily to higher production volumes coming from fields with higher DD&A rates, which were calculated using the Company’s proved developed reserves contained in its year end reserve report based on a $5.63 per Mcf gas price.
General and administrative (“G&A”) expense for the first quarter of 2007 was $5.3 million, or $1.59 per Mcfe, versus $3.8 million, or $1.79 per Mcfe in the first quarter of 2006. The increase in G&A was primarily due to a one-time, $1.0 million state franchise tax expense, which was paid under protest and is being contested by the Company, as well as the expensing of stock based compensation of $1.4 million, the latter of which was non-cash.
Production taxes were significantly lower than the prior year period at $0.3 million, or $0.09 per Mcfe, versus $0.9 million, or $0.43 per Mcfe, due largely to the booking of severance tax rebates in the State of Texas for many of the Company’s Cotton Valley Trend wells.

Exploration expense was $2.3 million, or $0.69 per Mcfe, which was higher than the prior year period primarily due to higher non-cash leasehold amortization costs. All of the Company’s undeveloped Cotton Valley Trend acreage is amortized over a three year period as exploration expense, which accounted for $1.8 million of the amount for the quarter.
CAPITAL EXPENDITURES
Capital expenditures for the first quarter of 2007 totaled $73.4 million compared to $63.5 million in the first quarter of 2006. Of the $73.4 million, $66.9 million was incurred on the drilling and completion of Cotton Valley Trend wells, $2.8 million was incurred on infrastructure and $3.7 million was incurred on leasehold acquisitions in the Cotton Valley Trend. Although the Company conducted drilling or completion operations on 23 gross wells drilling during the quarter, capital expenditures in excess of $0.25 million per well were accrued on over 42 wells during this period. The Company funded its capital expenditures in the first quarter of 2007 through a combination of cash flow from operations, proceeds from the south Louisiana asset sale and available cash.
OPERATIONS
Production for the quarter, excluding volumes from discontinued operations, was approximately 3.4 Bcfe or 37,200 Mcfe per day, representing a 59% increase over first quarter 2006 volumes of 2.1 Bcfe or 23,400 Mcfe per day, and an approximate 12% increase over production volumes for the fourth quarter of 2006. Natural gas comprised 95% of the Company’s production for the quarter. All of the Company’s production volume increases were achieved from organic drillbit growth in the Cotton Valley Trend. The Company anticipates production for the second quarter to average in excess of 40,000 Mcfe per day, which would equate to a minimum 7.5% sequential growth over the first quarter.
Drilling operations continued at an aggressive pace in the Cotton Valley Trend, with the Company conducting drilling operations on 23 wells with an average of 8.6 rigs running full time in the quarter. The Company completed 14 wells in five fields during the quarter, with an average initial production rate of approximately 2,000 Mcfe per day. In 2007 the Company initiated a highly focused vertical well drilling plan with a majority of its 2007 wells designated as in-fill development. In addition, the Company began testing the viability of completing and stimulating wells using Contact Technology, a “single stage, multi-layered fracture stimulation technology” during the first quarter of 2007. The results to date have been positive versus the traditional completion of the offset wells. In addition, as previously reported, the Company drilled two additional horizontal wells in the Cotton Valley formation, one at North Minden and one at Bethany-Longstreet. Year to date, the Company has completed 23 wells, with an average initial production rate of approximately 2,150 Mcfe per day, versus the Company’s historical average of 1,700 Mcfe per day. Field by field initial production rates for the wells drilled in 2007 are as follows:

	Field	No. of Wells	Initial Production Rate
•	North Minden	5	1,750 Mcfe/day
•	Dirgin-Beckville	6	1,900 Mcfe/day
•	Bethany-Longstreet	6	2,300 Mcfe/day
•	South Henderson	3	1,900 Mcfe/day
•	Angelina River	3	3,300 Mcfe/day

Through March 31, 2007, the Company had 158 wells producing in the Trend, at an average gross rate of approximately 400 Mcfe per day. The Company has drilled and logged 173 wells in the Cotton Valley Trend with in excess of a 99% success rate. The 173 wells were drilled and logged at the following fields:
•	North Minden — 69

•	Dirgin Beckville — 56

•	Bethany Longstreet — 18

•	South Henderson — 10

•	Angelina River Trend — 13

•	Others — 7
Cotton Valley Trend acreage increased during the quarter by approximately 11%, with the Company adding approximately 22,000 gross (11,000 net) acres in the Trend since the beginning of the year, bringing the total to approximately 185,000 gross 113,000 net acres.
SPECIFIC FIELD UPDATES
Bethany-Longstreet Field
Caddo and DeSoto Parishes, Louisiana
The Company continued its aggressive development activities in the Bethany-Longstreet field of Northwest Louisiana in the quarter. The Company conducted drilling operations on five wells, including the Champe Graham No. 3-H well, the Company’s initial horizontal well in the field. The Champe Graham No. 3-H was drilled with an approximate 3,000 foot lateral in the Lower Cotton Valley sand and had an initial production rate of approximately 4,000 Mcfe per day. The well averaged approximately 3,600 Mcf per day up 7 inch casing for the first thirty days, and water production has continued to decrease, to approximately 100 barrels of water per million cubic feet of gas, which is consistent with the Company’s vertical wells. The Company is currently running production tubing in the well. With the encouraging early results from the Champe Graham No. 3-H, the Company is currently planning additional horizontal wells in the field on its 21,000 acre block, including the Jimmy Holmes 1-H, a re-entry of an existing wellbore to drill a slim hole horizontal well into the Lower Cotton Valley sand section, which is estimated to commence by the end of May, as well as the Champe Graham 4-H, a new drill well with an anticipated 3,000 foot lateral in the Lower Cotton Valley sand section, estimated to commence by the end of June. The Champe Graham No. 2, a vertical well previously reported with a completion in the Hosston sand section and an IP of 3,100 Mcfe per day is currently producing approximately 3,600 Mcfe per day.
Dirgin-Beckville Field
Panola County, Texas
The Company has drilled and is completing its initial 20-acre spaced vertical well, the P.O. Beard No. 6, and will be monitoring the results of this well after completion to determine the viability of further downspacing across its acreage from 40 acres to 20 acre spacing.

Angelina River Area
Angelina and Nacogdoches Counties, Texas
As previously reported, during the first quarter the Company drilled the initial well on each of its Bethune and Allentown Prospects in the Angelina River Trend. These two prospects are located east of the Company’s Cotton South Prospect area where most of the activity has occurred previously. The Company’s initial well on the Bethune Prospect, the Bethune B-1 well, has been fracture stimulated and is currently flowing back natural gas and frac fluids, with approximately 75% of the fluids recovered and a gas rate of 1,500 Mcf per day. The initial well on the Allentown Prospect, the Kirkland No. 1 well, is currently being completed. On the Cotton Prospect, the Company has committed to drill a horizontal test well in the James Lime formation, with a planned horizontal lateral of approximately 6,500 feet. The Company anticipates spudding the well before the end of May and will own a 40% non-operated working interest in the well. Upon commencement of operations to drill the James Lime horizontal well, the Company will have four rigs (two non-operated rigs and two operated rigs) working in the Angelina River Trend.
Commenting on the quarter, Vice Chairman and CEO, Gil Goodrich, stated “By initiating a highly focused in-fill vertical well program on our core properties, testing Contact Technology on a number of wells and drilling two additional horizontal wells, all within the Cotton Valley Trend, we made significant operational progress during in the first quarter of 2007. Each of these initiatives contributed to solid sequential production volume growth of approximately twelve percent from our Cotton Valley Trend activities. We also believe these efforts will be reflected in improving reserves per well, once we have completed our planned mid-year 2007 reserve report. On the financial front, the sale of the majority of our south Louisiana assets further solidified our balance sheet, with no borrowings outstanding on our updated $110 million borrowing base available under our revolving credit facility as of the end of the quarter. The new borrowing base coupled with projected cash flow will allow us to execute our strategy and continue our very aggressive pace of drilling for the remainder of the year. In the first quarter our operating income was impacted primarily by a current DD&A rate in excess of $5.00 per mcfe, which we believe can and will be improved upon when incorporating additional proved developed reserves at mid-year, an improving cost environment and utilizing more normalized prices for natural gas. While near term quarterly results may still be impacted by high DD&A rates and other expenses related to our early stage of growth, we are focused on reducing expenses across the board and expect to see significant improvements on all fronts. As we continue with our core strategy and testing of new technologies, we are extremely enthusiastic about our prospects going forward and the ongoing creation of net asset value for our shareholders.”
OTHER INFORMATION
In this press release, the Company refers to two non-GAAP financial measures, EBITDAX and discretionary cash flow, because of management’s belief that these measures are financial indicators of the Company’s ability to internally generate operating funds. Management also believes that these non-GAAP financial measures of operating income and cash flow are useful information to investors because they are widely used by professional research analysts in the valuation and investment recommendations of companies within the oil and gas exploration and production industry. EBITDAX and discretionary cash flow should not be considered as alternatives to operating income or net cash provided by operating activities, as defined by GAAP.
Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.
Goodrich Petroleum is an independent oil and gas exploration and production company listed on the New York Stock Exchange. The majority of its properties are in Louisiana and Texas.

GOODRICH PETROLEUM CORPORATION
SELECTED INCOME DATA
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31,
	2007	2006
Total Revenues	$23,542	$14,769

Operating Expenses
Lease operating expense	4,111	2,238
Production taxes	318	902
Transportation	1,075	—
Depreciation, depletion and amortization	17,708	5,882
Exploration	2,326	1,399
General and administrative	5,338	3,771

Operating Income (loss)	(7,334)	577

Other income (expense)
Interest expense	(2,624)	(695)
Gain (loss) on derivatives not qualifying for hedge accounting	(9,487)	13,542

	(12,111)	12,847

Income (loss) from continuing operations before income taxes	(19,445)	13,424
Income tax (expense) benefit	6,743	(4,698)

Income (loss) from continuing operations	(12,702)	8,726

Discontinued operations:
Gain on disposal, net of tax	10,913	—
Income from discontinued operations, net of tax	2,825	2,866

	13,738	2,866

Net income (loss)	1,036	11,592
Preferred stock dividends	1,512	1,481
Preferred stock redemption premium	—	1,536

Net income (loss) applicable to common stock	$(476)	$8,575

Net income (loss) per common share
Basic	$(0.51)	$0.35

Diluted	$(0.51)	$0.34

Net income (loss) from discontinued operations per common share
Basic	$0.55	$0.12

Diluted	$0.54	$0.11

Net income (loss) applicable to common stock per common share:
Basic	$(0.02)	$0.34

Diluted	$(0.02)	$0.34

Average common shares outstanding:
Basic	25,141	24,860

Diluted	25,386	25,366

GOODRICH PETROLEUM CORPORATION
(In Thousands, Except Per Share Amounts)
Selected Cash Flow Data (In Thousands)

	Three Months Ended
	March 31,
	2007	2006
Calculation of EBITDAX

Revenue	23,542	14,769
Lease operating expense	(4,111)	(2,238)
Production taxes	(318)	(902)
Transportation	(1,075)	—
G&A — cash portion only	(3,988)	(2,839)

EBITDAX	14,050	8,790

Reconciliation of EBITDAX to Net Cash Provided by Operating Activities:

EBITDAX	14,050	8,790
EBITDAX — Discontinued Operations	5,252	8,454
Exploration	(2,326)	(1,399)
Prospect amortization	1,766	1,063
Dry hole costs	—	—
Interest expense	(2,624)	(695)
Realized gain (loss) on derivatives not qualifying for hedge accounting	3,636	(2,579)
Other non-cash items	98	(193)
Net changes in working capital	(2,943)	12,332

Net cash provided by operating activities (GAAP)	16,909	25,773

Reconciliation of Discretionary Cash Flow to Net Cash Provided by Operating Activities:
Discretionary cash flow	19,852	13,441
Net changes in working capital	(2,943)	12,332
Net cash provided by operating activities (GAAP)	16,909	25,773

GOODRICH PETROLEUM CORPORATION

	Three Months Ended
	March 31,
	2007	2006
Selected Operating Data

Production
Natural gas (MMcf)	3,195	1,975

Oil and condensate (MBbls)	26	22

Total (Mmcfe)	3,351	2,107

Average sales price per unit:
Natural gas (per Mcf)	$6.84	$6.66
Oil (per Bbl)	56.68	58.18
Natural gas and oil (Mcfe)	6.96	6.85

Expenses per Mcfe
Lease operating expense	$1.23	$1.06
DD&A	5.28	2.79
Exploration	0.69	0.66